CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Medium-Term Notes, Series B	$4,000,000.00	$0.00

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

(2) A registration fee of $370.80 was previously paid (Accession No. 0000914121-22-000682).